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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Cobalt Networks, Inc. Amended and Restated 1997 Employee Stock Plan, Cobalt Networks, Inc. 1999 Director Option Plan, 1999 Stock Option Plan of Chili!Soft, Inc., 1998 Stock Option Plan of Chili!Soft, Inc., and 1997 Stock Option Plan of Chili!Soft, Inc. of our reports dated July 19, 2000 and September 27, 2000, with respect to the consolidated financial statements of Sun Microsystems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP

Palo Alto, California
December 19, 2000